Exhibit 5.1
[Letterhead of Sullivan & Cromwell LLP]
April 16, 2007

The Bank of New York Mellon Corporation,
One Wall Street,
New York, New York 10286.
Ladies and Gentlemen:
          In connection with the registration under the Securities Act of 1933 (the “Act”) of 1,177,959,460 shares (the “Shares”) of Common Stock, par value $0.01 per share, of The Bank of New York Mellon Corporation, a Delaware corporation (the “Company”), we, as your counsel for The Bank of New York Company, Inc., have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Shares are duly authorized, and when the registration statement relating to the Shares (the “Registration Statement”) has become effective under the Act, and the Shares have been duly issued and delivered as provided in the Amended and Restated Agreement and Plan of Merger, dated as of December 3, 2006 and amended and restated as of February 23, 2007 and as further amended and restated as of March 30, 2007, by and between Mellon Financial Corporation, a Pennsylvania corporation (“Mellon”), The Bank of New York Company, Inc., a New York corporation (“Bank of New York”), and the Company, as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.
          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
          We have relied as to certain factual matters on information obtained from public officials, officers of Mellon, Bank of New York and the Company and other sources believed by us to be responsible.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Common Stock” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP